Exhibit 12

                           STEWART ENTERPRISES, INC.
                               AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                 (UNAUDITED)


                                              YEARS ENDED OCTOBER 31,                    THREE MONTHS
                                  --------------------------------------------------         ENDED
                                    1993       1994      1995      1996       1997     JANUARY 31, 1998
                                  ---------- -------- ---------- ---------- --------   ----------------
Earnings from continuing
  operations before income
  taxes.......................... $ 29,569   $ 42,198 $ 41,500(1) $ 82,075  $106,477(2)    $ 33,505
Fixed charges:
  Interest expense...............    6,540      8,877   22,815      26,051    38,031          9,946
  Interest portion of lease
   expense.......................      585        935    1,343       1,522     2,181            587
                                  ---------- -------- ---------- ---------- --------   ----------------
Total fixed charges..............    7,125      9,812   24,158      27,573    40,212         10,533

Earnings from continuing
  operations before income taxes
  and fixed charges.............. $ 36,694   $ 52,010 $ 65,658(1) $109,648  $146,689(2)    $ 44,038
                                  ========== ======== ========== ========== ========   ================
Ratio of earnings to fixed
 charges.........................     5.15       5.30     2.72(1)     3.98      3.65(2)        4.18
                                  ========== ======== ========== ========== ========   ================


----------------------


(1) Inludes a non-recurring, non-cash charge of $17,252 ($10,869 after-tax) recorded in connection with the vesting of the Company's performance-based stock options.

(2) Excludes cumulative effect of change in accounting principles of $2,324 (net of $2,230 income tax benefit).